Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Gary Fischer
Chief Financial Officer
(510) 438-4700

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Next Filing Step for IPO in China

FREMONT, Calif., July 5, 2022 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor wafer substrates, today announced that its wafer manufacturing subsidiary in China, Beijing Tongmei Xtal Technology Co., Ltd. (“Tongmei”), submitted to the Shanghai Stock Exchange, and the Shanghai Stock Exchange accepted for review, additional documents as the next step in the process of listing Tongmei’s shares in an initial public offering (the “IPO”) on the Shanghai Stock Exchange’s Sci-Tech innovAtion boaRd (the “STAR Market”). This is the fourth round of submissions and conforms to the normal processes and steps toward a listing on the STAR Market.

Management Qualitative Comments

“We believe we are making good progress on the IPO,” said Morris Young, chief executive officer. “The initial filing was formally accepted for review by the Shanghai Stock Exchange on January 10, 2022. Since then, we have replied to two rounds of questions. The recent submission is our fourth filing and updates items previously submitted as well as provides new information, including additional financial information presented under the Accounting Standards for Business Enterprises under Chinese generally accepted accounting principles (“Chinese GAAP”). It is important for our investors to understand that Tongmei’s results do not equate to AXT, Inc.’s results and that Chinese GAAP can differ materially from U.S. GAAP. AXT is not updating the guidance we provided on April 28, 2022 for Q2 2022. As we continue to work through the IPO process, we are encouraged by the progress of our application. I am proud of our team for their diligence and appreciate the support and guidance from our investment bank and law firm in China.”

STAR Market Listing Update

In conjunction with the IPO process, the Shanghai Stock Exchange posted on its website certain consolidated financial results for Tongmei for the three months ended March 31, 2022, and Tongmei’s preliminary expectations for those financial results for the six months ended June 30, 2022. Tongmei’s financial results were determined in accordance with Chinese GAAP and consisted of the following:

•	Revenue of Tongmei under Chinese GAAP for the three months ended March 31, 2022 was RMB 252.6 million, as compared to RMB 193.2 million for the three months ended March 31, 2021.

AXT, Inc. Announces Next Filing Step for IPO in China

July 5, 2022

•

Net profit attributable to the shareholders of Tongmei under Chinese GAAP for the three months ended March 31, 2022 was RMB 20.4 million, as compared to RMB 13.9 million for the three months ended March 31, 2021.

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Revenue of Tongmei under Chinese GAAP for the six months ended June 30, 2022 is preliminarily estimated to be in the range of RMB 456.2 million to RMB 557.6 million, as compared to RMB 393.6 million for the six months ended June 30, 2021.

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Net profit attributable to the shareholders of Tongmei under Chinese GAAP for the six months ended June 30, 2022 is preliminarily estimated to be in the range of RMB 44.3 million to RMB 54.2 million, as compared to RMB 40.2 million for the six months ended June 30, 2021.

The preliminary estimates of revenue and net profit set forth above with respect to the six-month period ended June 30, 2022 reflect the consolidated, stand-alone results of Tongmei in RMB as prepared in accordance with Chinese GAAP, and those results will differ, potentially materially, from AXT, Inc’s consolidated revenue and net profit for the period, which will reflect additional financial and operational items and will be prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles (“US GAAP”).

The process of going public on the STAR Market includes several periods of review and, therefore, is a lengthy process. Tongmei expects to accomplish this goal in the second half of 2022. AXT has posted a brief summary of the plan and the process on its website at http://www.axt.com.

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include 5G infrastructure, data center connectivity (silicon photonics), passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California and includes sales, administration and customer service functions. AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the Company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at http://www.axt.com.

Forward-Looking Statements

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the preliminary estimates of Tongmei’s revenue and net profit for the six-month period ended June 30, 2022 and the progress, timing and estimated completion of the proposed listing of shares of Tongmei on the STAR Market. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and

AXT, Inc. Announces Next Filing Step for IPO in China

July 5, 2022

business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the requests for redemptions by private equity funds in China of investments in Tongmei, the administrative challenges in satisfying the requirements of various government agencies in China in connection with the listing of shares of Tongmei on the STAR Market, continued open access to companies to list shares on the STAR Market, investor enthusiasm for new listings of shares on the STAR Market and geopolitical tensions between China and the United States. Additional uncertainties and factors include, but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; the relocation of manufacturing lines and ramping of production; possible factory shutdowns as a result of air pollution in China or COVID-19; COVID-19 or other outbreaks of a contagious disease; tariffs and other trade war issues; the financial performance of our partially owned supply chain companies; policies and regulations in China; and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.